Exhibit 99.1
Unica Corporation Taps Industry Leaders for Board Seats
WALTHAM, Mass. — August 09, 2005 — Unica Corporation (Nasdaq:UNCA), a global provider of Enterprise Marketing Management (EMM) solutions, today announced the appointment to its Board of Directors of Aron J. Ain, executive vice president and COO for Kronos Incorporated (Nasdaq:KRON), effective with the closing of Unica’s public offering on August 8, 2005, and Robert P. Schechter, chairman and CEO for NMS Communications (Nasdaq:NMSS), who joined earlier this year. Mr. Schechter serves as chairman of the Audit Committee.
“We are very honored to have two of the technology industry’s most respected and successful leaders join the Unica Board,” said Yuchun Lee, Unica co-founder and CEO. “Aron’s and Bob’s operational and financial expertise will provide us with valuable insight and experience as we plan for the future long-term growth of the company.”
Mr. Ain has served as executive vice president and COO of Kronos since 2002 and is responsible for driving operational excellence across all of Kronos’ business operations. He joined the company in 1979 and has been an executive officer since 1988. Mr. Ain has been instrumental in leading the development of Kronos’ worldwide field organization, and also holds responsibility for the company’s engineering, marketing, and worldwide sales and service organizations. Prior to assuming his current role of COO, Mr. Ain held the title of vice president of worldwide sales and service.
Mr. Schechter brings to Unica more than 30 years of broad technology management experience, including general management, financial management, and marketing and sales. He joined NMS Communications in 1995 and has led the company through profound changes in the telecommunications industry. Under Mr. Schechter’s leadership, NMS has been quick to take advantage of trends in the market including converged voice and data networks, wireless access gateways and new mobile services that help customers increase average revenue per subscriber.
Prior to NMS, Mr. Schechter held senior positions at Lotus Development Corporation — first as senior vice president of Finance and Operations and CFO, then later as senior vice president of the International Business Group. Earlier in his career, Mr. Schechter was a partner with Coopers & Lybrand, where he served as Chairman of the Northeast Region High Technology Practice. In addition to Unica, he serves as a director of Avici Systems, Moldflow Corporation and MapInfo Corporation and sits on the board of The Massachusetts High Tech Council as well as chairing the Massachusetts Telecommunications Council.
About Unica
Unica Corporation is a leading global provider of enterprise marketing management (EMM) software designed to help businesses increase their revenues and improve the efficiency and measurability of their marketing operations. Unica focuses exclusively on the needs of marketing organizations and our Affinium software addresses the principal functions of EMM including marketing and customer analytics, demand generation and marketing resource management. Approximately 300 companies in a wide range of industries use Affinium to manage the complexities and processes of marketing and facilitate the operations of a customer-centric business. Our customers include ABN AMRO, Capital One, Choice Hotels, Comcast, Debitel, Halifax Bank of Scotland, Lands’ End, Nordstrom, Reader’s Digest, Scotiabank, Vodafone and Wanadoo. We have offices across the United States including our corporate headquarters in Waltham, Massachusetts, as well in the United Kingdom, France, and Singapore. For more information, call 781-839-8000 or visit www.unica.com.
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Copyright 2005 Unica Corporation. Unica and Affinium are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
This is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release are based upon Unica’s historical performance and its current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Unica, its management or any other person that the future plans, estimates or expectations contemplated by Unica will be achieved. These forward-looking statements represent Unica’s expectations as of August 9, 2005. Subsequent events may cause these expectations to change, and Unica disclaims any obligation to update the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including the possibility that the market for enterprise software does not develop as anticipated; the volatility of our stock price due to the difficulty in predicting operating results and the long sales cycle for our software; failure to develop new software products or enhance existing products; failure to retain our chief executive officer, key management and board of director members; the failure to maintain historical maintenance renewal rates; and the failure to properly protect our proprietary rights and intellectual property. These and other factors, including the factors set forth under the caption “Risk Factors” in Unica’s prospectus dated August 2, 2005 and declared effective by the Securities and Exchange Commission on August 2, 2005, could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contacts:

Donna Tolley	Gillian Farquhar
Unica Corporation	Greenough Communications
781-839-8000	617-275-6514
dtolley@unica.com	gillian@greenoughcom.com